Exhibit 10.4

CONSULTING AGREEMENT

EFFECTIVE DATE: October 5, 2024

This Consulting Agreement (the “Agreement ”) is made by and between Trevena, inc. a Delaware corporation (“Client”), and Barry Shin (the “Consultant”).

1.            Engagement of Services. Subject to the terms of this Agreement, Consultant will render the services set forth in the Project Proposal attached hereto as Exhibit A (the “Services”) by the completion dates and within the budgets set forth therein. Consultant acknowledges that any and all payments received shall be fair value payments for services provided and not intended to be, or deemed to be a bribe, kickback or any other form of payment which would violate applicable laws. No payments made by Client to Consultant are intended to influence current or future prescribing decisions or otherwise influence Consultant’s opinion.

2.            Compensation. Client will pay Consultant fees and expenses as set forth in each Project Proposal for services rendered pursuant to this Agreement. Any fees or expenses which will exceed amounts proposed in the Project Proposal must be pre-approved by Client before such fees or expenses are incurred.

3.            Ownership of Work Product. Consultant hereby irrevocably assigns, grants and conveys to Client all right, title and interest now existing or that may exist in the future in and to any work performed by Consultant for Client, including without limitation any ideas, designs, techniques, inventions, know-how, software, copyrights, trademarks, patents and any other intellectual property or other rights in any work product created by Consultant, or to which Consultant contributes or relies upon or incorporates any Client Confidential Information, pursuant to this Agreement (the “Work Product”). Consultant agrees that any and all Work Product shall be and remain the property of Client. Consultant agrees to execute, at Client’s request and expense, all documents and other instruments necessary or desirable to confirm Client’s rights and transfer to Client such rights in all Work Product. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of Client’s request, Consultant hereby irrevocably appoints Client as Consultant’s attorney-in-fact for the purpose of executing any and all documents on Consultant’s behalf necessary to facilitate the transfer and assignment to Client of all rights to the Work Product. The appointment of Client as Consultant’s attorney-in-fact is coupled with an interest. Consultant shall not attempt to register any works or Work Product created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge Client’s ownership of the rights embodied in the Work Product. Consultant shall take all necessary actions to assist Client to enforce Client’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as Client may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing Client’s rights relating to the Work Product.

Trevena Consulting Agreement	1.

4.            Artist’s, Moral, and Other Rights. If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against Client. In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to Client a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license to the Non-Assignable Rights to (i) use, make, have made, sell, offer to sell, import, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product, including any Non-Assignable Rights, in any medium or format, whether now known or later developed.

5.            Representations and Warranties. Consultant represents and warrants that: (a) Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder, (b) Consultant has the right and unrestricted ability to produce and, if necessary, assign the Work Product to Client as set forth in Section 3 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors as and when created or produced), (c) the Work Product has not and will not be based upon and does not incorporate any third party proprietary information, (d) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, (e) he is duly licensed, to the extent required, in the state(s), province(s) and/or country in which he is currently practicing and (f) he has not been excluded, debarred, suspended, or otherwise ineligible to participate in federal and/or state programs, or named on the List of Excluded Individuals/Entities issued by the Office of Inspector General of the U.S. Department of Health and Human Services Office and/or the Debarment List of the U.S. Food and Drug Administration. Consultant agrees to indemnify Client from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys’ fees and expenses) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 5.

6.            Independent Contractor Relationship. Consultant is an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will not be entitled to any of the benefits which Client may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. The manner and means by which Consultant chooses to complete the Projects are in Consultant’s sole discretion and control. In completing the Projects, Consultant agrees to provide its own equipment, tools and other materials at its own expense. Unless otherwise approved by Client, Consultant is not and shall not be considered the agent of Client and is not authorized to make any representation, contract, or commitment on behalf of Client. Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

Trevena Consulting Agreement	2.

7.            Confidential Information. Consultant agrees to hold Client’s Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties except to employees that require the information in order to perform the Services under this Agreement and who are under written agreement or otherwise bound by obligations of confidentiality to Consultant. Consultant also agrees not to use any of Client’s Confidential Information for any purpose other than performance of the Services. “Confidential Information” as used in this Agreement shall mean all information disclosed by Client to Consultant, or otherwise obtained by Consultant pursuant to Services provided under this Agreement, whether or not such information has been identified as confidential or that by the nature of the information or the circumstances surrounding disclosure ought reasonably to be treated as confidential and/or proprietary, including, but not limited to, any oral, written, graphic or machine-readable information including, without limitation, (a) concepts and ideas relating to the development, distribution, engineering, manufacturing, marketing, servicing or financing of the current, future and proposed products or services of Client or its subsidiaries or affiliates; (b) trade secrets, patent applications, drawings, claims, know how, information, data, results, prices, techniques, inventions, ideas, processes and formulae; (c) samples, compounds, extracts, media, vectors and/or cell lines and procedures and formulations for producing any such samples, compounds, extracts, media, vectors and/or cell lines; (d) information regarding current and future plans for research, development, protocols, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (e) any information regarding the skills and compensation of employees, contractors or other agents of the Client or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Client or Consultant in the course of Client’s business. Consultant’s obligations set forth in this Section 7 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by Client. In addition, Consultant may disclose Client’s Confidential Information to the limited extent required by a valid order of a court or other governmental body, or as otherwise required by law, provided that Consultant provides prompt written notice of such order so as to afford Client a sufficient amount of time to seek protection for its Confidential Information. All Confidential Information furnished to Consultant by Client is the sole and exclusive property of Client or its suppliers or customers. Upon request by Client, Consultant agrees to promptly deliver to Client the original and any copies of such Confidential Information.

8.            Securities Acknowledgment. Consultant acknowledges that (i) it is a violation of the federal securities laws to buy or sell securities of a company while in possession of material, non-public information, (ii) it is illegal for a person in possession of material, non-public information to provide other people with the material, non-public information or recommend that they buy or sell the securities and (iii) compliance with the federal securities laws is solely the Consultant’s responsibility. While in possession of material, nonpublic information, each of Consultant and any of Consultant’s employees, vendors and/or contractors providing Services hereunder shall refrain from buying or selling Client’s securities until this material, non-public information is made public by Client.

Trevena Consulting Agreement	3.

9.            Consultant’s Indemnification and Insurance. (a) Consultant shall save, defend, indemnify and hold Client, its Affiliates and their respective officers, directors, employees and agents harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party, resulting or otherwise arising from or in connection with:

(i)            Consultant’s willful breach of its obligations, covenants, representations or warranties contained in this Agreement

(ii)           any willful misconduct of Consultant or any other parties involved in the fulfillment of Consultant’s obligations and the Services under this Agreement, or

(iii)          any willful infringement, violation or misappropriation by Consultant of another party’s intellectual property.

(b)            Client shall save, defend, indemnify and hold Consultant, its Affiliates and their respective officers, directors, employees and agents harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party, resulting or otherwise arising from Consultant’s Services under this Agreement, except only to the extent that such action by a third party arose from Consultant’s willful misconduct.

10.            No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent, in conflict with or incompatible with Consultant’s obligations, or the scope of services rendered for Client, under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with or conflict with this Agreement. Consultant shall not accept an obligation from a third party which is inconsistent, in conflict with or incompatible with Consultant’s obligations, or the scope of Services rendered for Client, under this Agreement. Consultant shall indemnify Client from any and all losses, claims, causes of action or liabilities it may incur if Consultant violates this Section 10 or any other provision of this Agreement.

11.          Term and Termination.

11.1 Term. This Agreement shall be effective on the Effective Date and shall terminate on December 31, 2024, unless earlier terminated as provided in this Agreement.

11.2 Termination. Either party may terminate this Agreement at any time upon fifteen (15) days prior written notice to the other for any reason or no reason. Client may also terminate this Agreement immediately in its sole discretion upon Consultant’s material breach of this Agreement.

Trevena Consulting Agreement	4.

11.3 Survival. The rights and obligations contained in Sections 3 (“Ownership of Work Product”), 4 (“Artist’s, Moral, and Other Rights”), 5 (“Representations and Warranties”), 7 (“Confidential Information”), and 8 (“Securities Acknowledgement”) shall survive any termination or expiration of this Agreement.

12.           Successors and Assigns. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Client’s prior written consent. Client may assign this Agreement. Subject to the foregoing, this Agreement will be for the benefit of Client’s successors and assigns, and will be binding on Consultant’s subcontractors or delegatees.

13.           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by overnight courier upon written verification of receipt; or (ii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

14.           Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, as such laws are applied to agreements entered into and to be performed entirely within the State of Delaware between Delaware residents.

15.           Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

16.           Waiver. The waiver by Client of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

17.           Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations may result in irreparable and continuing damage to Client for which there will be no adequate remedy at law; and, in the event of such breach, Client will be entitled to seek injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

18.           Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all services undertaken by Consultant for Client. Notwithstanding the forgoing, the terms and provisions of that certain Indemnification Agreement by and between the parties hereto, dated as of October 4, 2024, shall remain in full force and effect. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

19.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of the Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The Parties consent to use DocuSign, CLIENT’S ISO/IEC 27001 certified e-signature service for purposes of electronically signing this Agreement, which e-signatures shall be given the same legal force and effect as the physical delivery of this Agreement bearing an original manual signature.

[SIGNATURE PAGE FOLLOWS]

Trevena Consulting Agreement	5.

In Wittness Whereof, the parties have executed this Agreement as of the date first written above.

“Client”

Trevena, inc.

By:	/s/ Robert Yoder

Printed Name:	Robert Yoder

Title:	Senior Vice President, Chief Business Officer

Address:

955 Chesterbrook Boulevard, Suite 110
Chesterbrook, PA 19087

“CONSULTANT”

Barry Shin

By:	/s/ Barry Shin

Printed Name:	Barry Shin

Address:

262 woodland Street

Tenafly, NJ 07670

Exhibit A

PROJECT PROPOSAL/SERVICES

Project:

Consultant will provide assistance, advice and expertise on pipeline assets, corporate strategy and other business topics as directed by the client.

Fees And Reimbursement:

A.           Fees: $450.00/hr.

B.	Reimbursement for the following pass-through costs, as pre-approved in advance by Client and incurred as part of performing the Services described herein:

1.	Travel fee (any travel time shall be invoiced at 1/2 Consultant’s hourly fee).

2.	Reasonable and necessary travel fees and arrangements in accordance with Trevena’s Travel & Expense Policy which is attached to, and incorporated into, this Exhibit A as Schedule I (the “T&E Policy”).

3.	Other reasonable and necessary direct costs incurred as part of the performance of the Services.

4.	Reasonable meals and lodging associated with any travel required while performing the Services in accordance with the T&E Policy.

Consultant shall invoice Client monthly for services and expenses and shall provide such reasonable receipts or other documentation of fees and expenses as Client might request, including copies of detailed time records. All invoices shall be submitted in “portable document format” (“.pdf”) to accountspayable@Trevena.com.

Payment terms: net thirty (30) days from Client’s receipt of invoice. Client will be invoiced on the first day of each month for services rendered and expenses incurred during the previous month.

C.	Maximum chargeable by Consultant on this Project Proposal, including all items in paragraphs A and B above, is $45,000. No amounts in excess of $45,000 in the aggregate shall be charged or paid unless pre-approved in writing by Client and following the execution of an applicable Change Order.

D.	In the event this Project Proposal or the parties’ underlying consulting agreement is terminated prior to the completion of this Project, Client shall pay Consultant for all fees earned through the effective date of termination.

SCHEDULE I
T&E POLICY

Document Identifier FIN-POL-0001-US-GDL-02	Effective Date December 15, 2020
Revision Number 2.0	Location US

DEPARTMENT:	Finance
SUBJECT:	Guidance on Travel and Expenses for Service Providers

Travel and Expense Guidelines for Consultants, Contractors, Vendors, etc. (“Service Providers”)

Reasonable out-of-pocket applicable expenses incurred in accordance with Trevena’s Travel and Expense Policy will be reimbursed at cost to Service Providers provided that such expenses are deemed appropriate business expenses and the expenses are properly reported and accompanied by appropriate supporting documentation. Out-of-pocket expenses are those incremental expenses the Service Providers incur in the delivery of the services provided. For example, ongoing home office expenses, would not be considered out-of-pocket and are not reimbursable.

Any Service Provider requesting reimbursement for any such reimbursable expense is required to complete a standard expense reimbursement form and submit the completed form, along with all supporting documentation, to the Company’s designated supervisor. Appropriate supporting documentation includes the original receipt, invoice, or other similar evidence of payment. Credit card statements are not generally considered acceptable supporting documentation and should only be used in the absence of a receipt on an exception basis.

All Service Providers are expected to use good business judgement when incurring reimbursable expenses. Expenses incurred shall conform to Trevena’s standard expense guidelines below:

a)	Airline Travel – actual costs of the airfare shall be charged. Coach class is required to be booked for all flights within the United States. Any exceptions must be approved in advance by Trevena senior management or their designee. International flights must also gain prior approval from the company designee. Trevena will not pay for any first-class travel or for travel or expenses for individuals other than the Service Provider (such as spouses, partners, or family members). No hourly labor rate shall apply during travel times unless Consultant’s written agreement with Trevena specifically allows such compensation. Service Providers shall schedule airline travel fourteen (14) days in advance, unless otherwise agreed to in writing by Trevena. The cost of reasonable ground transportation, parking, etc. for business travel shall be charged at actual cost incurred, including any reasonable gratuities.

b)	Ground Transportation – in the event Service Providers utilizes his/her own vehicle to travel to the venue of a scheduled event, the current IRS mileage standard per mile shall be charged plus any tolls and/or parking costs incurred. If the Parties agree to the use of a rental car, actual costs plus fuel and tolls will be reimbursed. Single travelers renting a car must rent “intermediate-size” automobile or smaller. When traveling in a group, renting a vehicle appropriate to the group size is reimbursable. Rail transportation may be a more convenient means of travel than airline or automobile. Fares are reimbursed at coach class rail rates unless previously approved by Trevena’s senior management or their designee.

c)	Taxi/Car Services – Taxi or car services, such as Uber or Lyft used in connection with travel for Services will be reimbursed in full. “Black Car” or “limousine” services (including such services as Uber Black and Lyft Lux) are not reimbursable unless approved in advance by the Company’s CEO or her/his designees.

d)	Lodging – standard, single room rates shall be charges using reasonably priced facilities.

e)	Meals – Reasonable costs of business meals in connection with the provision of Services will be reimbursed in full. In all cases, the people who attended the meal and the business purpose should be written on the receipt. The cost of meals for a service provider not traveling for Services are generally not reimbursable.

Page 1 of 3	This material is the property of Trevena and must not be disclosed except as authorized in writing. This document is controlled electronically. If you are accessing it by means other than the Trevena SharePoint Site, then you may not have the latest version and the information and integrity cannot be guaranteed.

Document Identifier FIN-POL-0001-US-GDL-02	Effective Date December 15, 2020
Revision Number 2.0	Location US

DEPARTMENT:	Finance
SUBJECT:	Guidance on Travel and Expenses for Service Providers

Reimbursement will be on the basis of actual costs including taxes and reasonable tips (15-20%). To comply with tax regulations, the following information must be included on the expense report for all business meals:

•	Name, title, and company of all attendees
•	Name and location of establishment where event took place
•	Amount and date of expense
•	Specific business topic(s)
•	Detailed credit card slip outlining charges must be attached

Guidelines for total or per-meal expenses are as follows:

•	Breakfast: $15.00 dollars
•	Lunch: $20.00 dollars
•	Dinner: $50.00 dollars; or
•	Total per Day: $85.00 dollars

f)	Incidentals – incidentals such as personal items, in-room movies and other forms of entertainment are not reimbursable by Trevena, as well as personal expenses, without exception, such as health club or spa, clothing, souvenirs, gifts, flowers, dependent care, optional travel/life insurance and pet care.

Expense Reporting and Documentation Requirements

Original receipts are required for all expenses over $25.00 USD, or equivalent, and must indicate vendor name, location, date of expense, description of item(s) or service(s), and proof of payment (i.e. check, credit card imprint, paid cash receipt). The original receipt completed by the vendor must be attached to the expense report when submitted. Receipts must be made out to the employee, not the Company. If a receipt is not available, a copy of the credit card statement and a full explanation of the expense and reason for the missing original receipt are required. Photocopies of receipts will be accepted only with a detailed explanation as to why the original is unavailable.

The IRS code requires reimbursable expenditures to be supported by adequate records which clearly establish that they were (i) ordinary and necessary, (ii) reasonable in amount and (iii) incurred for a valid business purpose. As such, please provide the following information on your expense report:

a)	the identity of the vendor or supplier must be indicated;
b)	the business purpose for the expenditure must be stated; and,
c)	the identity and business relationship of others participating in the event (e.g., entertainment, business meal, etc.) covered by the expenditure must be stated

Original itemized receipts (e.g., itemized hotel bills, airline passenger receipt coupons, automobile rental invoices, taxi fares, parking receipts, telephone bills) must be submitted in an organized manner maintaining a chronological order. No receipts are required for mileage allowances.

Page 2 of 3	This material is the property of Trevena and must not be disclosed except as authorized in writing. This document is controlled electronically. If you are accessing it by means other than the Trevena SharePoint Site, then you may not have the latest version and the information and integrity cannot be guaranteed.

Document Identifier FIN-POL-0001-US-GDL-02	Effective Date December 15, 2020
Revision Number 2.0	Location US

DEPARTMENT:	Finance
SUBJECT:	Guidance on Travel and Expenses for Service Providers

In the rare event that neither a receipt nor proof of payment is available (accidentally destroyed, lost, etc.) the specific reimbursement must be approved by the Service Provider’s direct supervisor.

Incomplete or incorrect expense reports will be returned to the submitter for corrective action and may result in delay or non-reimbursement. Disregard for Company policy or altering of receipts may result in breach of contract.

When required, the following table sets forth an acceptable receipt for the indicated expense, provided that the receipt clearly displays the amount and date of the expense.

Expense Type	Acceptable Receipt
Air transportation	Travel itinerary
Rail transportation	Boarding pass with total amount and date or Credit Card statement
Rental car	Rental bill/receipt; or E-receipt
Parking	Garage receipt or monthly bill
Taxi/limo/ridesharing/car services	Taxi receipt, or invoice marked as paid
Tolls	Monthly Statement with reimbursable items highlighted
Hotel	Detailed (itemized) hotel bill/folio; or itemized E-receipt. In addition, any hotel meal over $25.00 requires a receipt. Any hotel meal over $75.00 per attendee requires an itemized receipt.
Meals	Restaurant receipt for any meal over $25.00. Restaurant receipt and itemized bill inclusive of all charges and tips for any meal over $75.00 per attendee.
Business entertainment	Receipt (varies depending on type)

All expense reports must be submitted to Company within thirty (30) days of incurring the expense or after returning from a business trip. All travelers are responsible for promptly submitting expense reports and complying with this policy.

If you have any questions about the specifics of what is reimbursable, please contact Trevena for a full copy of the Travel and Expense Policy.

Page 3 of 3	This material is the property of Trevena and must not be disclosed except as authorized in writing. This document is controlled electronically. If you are accessing it by means other than the Trevena SharePoint Site, then you may not have the latest version and the information and integrity cannot be guaranteed.